Exhibit 99.1

             Cheniere Energy Announces Charter Agreement


    HOUSTON--(BUSINESS WIRE)--Sept. 17, 2007--Cheniere Energy, Inc. (AMEX:LNG) announced today that through a subsidiary, it has entered into a short term time charter agreement for the charter of the Galeomma, a 126,000 cubic meter LNG vessel, from Shell Western LNG BV. This time charter is currently expected to commence in the fourth quarter of 2007. The vessel is expected to be utilized primarily for Cheniere to import LNG into the United States, and Cheniere anticipates making the vessel available for Sabine Pass LNG, L.P., its approximately 92% owned subsidiary, to commission its LNG receiving terminal currently being constructed.

    Jean Abiteboul, Executive Director of Cheniere LNG International, said, "Sabine Pass LNG, L.P., is scheduled to commence commissioning its LNG receiving terminal during February 2008 and the Galeomma will be available to support such activities. With the chartering of this vessel and the expected delivery to its affiliate, J&S Cheniere, S.A., of two additional vessels currently scheduled for December 2007 and March 2008, a total of three vessels will be available for the respective LNG transportation activities of Cheniere and J&S Cheniere."

    This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Sabine Pass LNG receiving terminal business and the timing of the delivery of the J&S Cheniere vessels. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc.
             Investor Relations and Communications Department
             Manager Investor Relations
             Christina Cavarretta, 713-375-5100
             or
             Manager Communications
             Brandy Obvintsev, 713-375-5100